Attachment for Item 77J
Scout Funds
Form N-SAR B
6/30/10

In accordance with the provisions of Statement of Position 93-2, Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the undistributed net investment income (loss) and undistributed net realized gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at June 30, 2010, reclassifications (in thousands) were recorded to increase (decrease) paid-in-capital by $0, $0, $(1,951), $(82), $0, $0,
$0, $0, $0, and $0, increase (decrease)net investment income
(loss) by $0, $(3), $1,957, $82, $475, $(8), $42, $0, $0, and $0,
and increase (decrease)undistributed net realized gain (loss) from investments and foreign currency transactions by $0, $3, $(6), $0, $(475), $8, $(42), $0, $0 and $0 for the Stock,
Mid Cap, Small Cap, TrendStar Small Cap, International, International Discovery, Bond, Money Market-Federal Portfolio, Money Market-Prime Portfolio, and Tax-Free Money Market Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds capital accounts on a tax basis.